EXHIBIT 7.2



         PRO FORMA FINANCIAL INFORMATION



         THE A CONSULTING TEAM, INC.

         PRO FORMA UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         The following pro forma unaudited consolidated balance sheet has been prepared by taking the June 30, 2002 balance sheets of The A Consulting team, Inc. (the "Company") (TACT) and International Object Technology, Inc. (IOT) and giving effect to the acquisition of the outstanding common stock of International Object Technology, Inc. as if it had occurred on June 30, 2002. The pro forma consolidated condensed balance sheet has been prepared for information purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had this transaction taken place as of June 30, 2002.

         The following pro forma unaudited consolidated condensed statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002, gives effect to the Company's acquisition of IOT as if it had occurred at the beginning of the respective periods. The revenues and results of operations included in the following pro forma unaudited consolidated condensed statement of operations are not considered necessarily indicative of the results of operations for the periods specified had the transaction actually been completed at the beginning of the periods.

         These financial statements should be read in conjunction with the notes to the pro forma unaudited consolidated condensed financial statements, which follow, the financial statements of the Company and related notes thereto (as previously filed), and the financial statements of IOT and related notes thereto, included herewith.

THE A CONSULTING TEAM, INC.
PROFORMA UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET
FOR THE SIX MONTHS ENDED JUNE 30, 2002


                                                                                                 Pro Forma
                                                                    TACT            IOT         Adjustments
                                                               June 30, 2002    June 30, 2002    Increase/            Pro Forma
                                                                 Historical       Historical     (Decrease)           Combined
                                                               ------------    ------------     ------------        ------------
ASSETS
Current Assets:
      Cash and cash equivalents                                $  1,415,370    $    159,516     $   (120,000) f     $  1,454,886
      Accounts receivable                                         4,198,414         648,524                -           4,846,938
      Prepaid software licenses                                           -          30,000                -              30,000
      Work in progress                                                    -             818                -                 818
      Prepaid or refundable income taxes                                  -               -                -                   -
      Prepaid Expenses and other current assets                     134,375           7,999                -             142,374
                                                               ------------    ------------     ------------        ------------
          Total Current Assets                                    5,748,159         846,857         (120,000)          6,475,016
      Investments at cost                                           518,059               -                -             518,059
      Property and equipment, at cost, less accumulated                   -
        depreciation and amortization                             1,590,420          33,845                -           1,624,265
      Goodwill                                                            -               -          979,192             979,192
      Intangibles                                                         -          11,292          312,000 b           323,292
      Deposits                                                       75,326               -                -              75,326
                                                               ------------    ------------     ------------        ------------
      Total Assets                                             $  7,931,964    $    891,994     $  1,171,192        $  9,995,150
                                                               ============    ============     ============        ============

Liabilities and Shareholders' Equity
 Current Liabilities:
      Loan payable - banks/shareholder                         $  1,628,183    $     49,950     $          -        $  1,678,133
      Accounts payable and accrued expenses                       1,297,601         503,713          270,000 a/d       1,949,314
                                                                                                    (122,000)e                 -
      Note Payable(Short-Term)-Deferred Cash Payment                      -               -          350,000 a           350,000
      Other current liabilities                                     290,517               -                -             290,517
      Current portion of long-term debt                              11,955               -                -              11,955
                                                               ------------    ------------     ------------        ------------
          Total current liabilities                               3,228,256         553,663          498,000           4,279,919
      Deferred taxes payable - long term                                  -           7,000                -               7,000
      Note Payable(Long-Term)-Deferred Cash Payment                  46,693               -          300,000 a           305,759
                                                                                                     (40,934)a
      Shareholder Loan, Net of Current Maturities                         -         230,457         (120,000)f           110,457
                                                               ------------    ------------     ------------        ------------
          Total Liabilities                                       3,274,949         791,120          637,066           4,703,135
      Commitments                                                         -               -                -                   -
      Shareholders' equity:                                               -
      Preferred stock                                                     -               -                -                   -
      Common stock                                                   71,169          75,661           12,700 a            83,869
                                                                                                     (75,661)c                 -
      Additional paid-in capital                                 33,086,689               -          622,300 a        33,708,989
      Retained earnings, accumulated deficit                    (28,500,843)         25,213          (25,213)c       (28,500,843)
                                                               ------------    ------------     ------------        ------------
      Total shareholders' equity                                  4,657,015         100,874          534,126           5,292,015
                                                               ------------    ------------     ------------        ------------
   Total liabilities and shareholders' equity                  $  7,931,964    $    891,994     $  1,171,192        $  9,995,150
                                                               ============    ============     ============        ============


                                                                             28


THE A CONSULTING TEAM, INC.
PROFORMA UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001


                                                              TACT                IOT             PRO FORMA             PRO
                                                           HISTORICAL          HISTORICAL        ADJUSTMENTS           FORMA
                                                           YEAR ENDED          YEAR ENDED         INCREASE/          YEAR ENDED
                                                       DECEMBER 31, 2001   DECEMBER 31, 2001       DECREASE       DECEMBER 31, 2001
                                                    --------------------   -----------------    ------------      -----------------
Revenues                                             $    36,226,716         $ 8,156,626         $       -          $ 44,383,342
Cost of revenues                                          27,357,278           6,192,279                 -            33,549,557
                                                     ---------------         -----------         ---------          ------------
Gross Profit                                               8,869,438           1,964,347                              10,833,785
                                                                                                                               -
Operating Expenses:                                                                                                            -
Selling, general & administrative                         11,531,291           1,774,812           (69,680)   aa      13,236,423
Provision for doubtful accounts                              942,507              22,528                 -               965,035
Depreciation                                               1,157,219                   -                 -             1,157,219
Amortization                                                       -                   -           104,000    bb         104,000
Impairment of assets & restructuring charges               8,710,690                   -                 -             8,710,690
                                                     ---------------         -----------         ---------          ------------
                                                          22,341,707           1,797,340            34,320            24,173,367
                                                     ---------------         -----------         ---------          ------------
Income (loss) from operations                            (13,472,269)            167,007           (34,320)          (13,339,582)
                                                     ---------------         -----------         ---------          ------------
Interest expense, net                                       (399,018)            (25,003)          (17,487)   cc        (441,508)
                                                     ---------------         -----------         ---------          ------------
Income (loss) before income taxes                        (13,871,287)            142,004           (51,807)          (13,781,090)
Provision (Benefit) for income taxes                          28,628             205,000          (189,000) dd/ee         44,628
                                                     ---------------         -----------         ---------          ------------
Income (loss) before extraordinary item                  (13,899,915)            (62,996)          137,193           (13,825,718)
Extraordinary item net of income tax effect                  249,230                   -                 -               249,230
                                                     ---------------         -----------         ---------          ------------
Net income (loss)                                    $   (13,650,685)        $   (62,996)        $ 137,193          $(13,576,488)
                                                     ===============         ===========         =========          ============

Net income (loss) earning per share:
Loss before extraordinary item                       $         (1.95)        $     (0.01)                -          $      (1.65)
Extraordinary item                                              0.03                   -                 -                  0.03
                                                     ---------------         -----------         ---------          ------------
Net income (loss) earning per share                  $       $ (1.92)        $     (0.01)        $       -          $      (1.62)
                                                     ===============         ===========         =========          ============

Weighted-average number of common
shares outstanding

Basic                                                      7,116,871                             1,270,000             8,386,871
                                                     ===============                             =========          ============

Diluted                                                    7,116,871                             1,270,000             8,386,871
                                                     ===============                             =========          ============


THE A CONSULTING TEAM, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS  ENDED JUNE 30, 2002


                                                             TACT                IOT              PRO FORMA            PRO
                                                          HISTORICAL          HISTORICAL         ADJUSTMENTS          FORMA
                                                       SIX MONTHS ENDED    SIX MONTHS ENDED       INCREASE/      SIX MONTHS ENDED
                                                        JUNE 30, 2002       JUNE 30, 2002          DECREASE       JUNE 30, 2002
                                                      ------------------   -----------------    -------------    -----------------
Revenues                                                 $ 12,104,066         $ 2,815,408        $       -         $ 14,919,474
Cost of revenues                                            8,541,337           2,163,494                -           10,704,831
                                                         ------------         -----------        ---------         ------------
Gross Profit                                                3,562,729             651,914                -            4,214,643
                                                                                                                              -
Operating Expenses:                                                                                                           -
Selling, general & administrative                           2,969,498             711,108            8,000 aa         3,688,606
Provision for doubtful accounts                                     -                   -                -                    -
Depreciation                                                  429,922               7,969                -              437,891
Amortization                                                        -                   -           52,000 bb            52,000
Impairment of assets & restructuring charges                        -                   -                -                    -
                                                         ------------         -----------        ---------         ------------
                                                            3,399,420             719,077           60,000            4,178,497
                                                         ------------         -----------        ---------         ------------
Income (loss) from operations                                 163,309             (67,163)         (60,000)              36,146
                                                         ------------         -----------        ---------         ------------
Interest expense, net                                         (78,863)            (13,307)          (8,742)cc          (100,912)
                                                         ------------         -----------        ---------         ------------
Income (loss) before income taxes                              84,446             (80,470)         (68,742)             (64,766)
Provision (Benefit) for income taxes                         (404,772)             (4,977)          17,000 ee          (392,749)
                                                         ------------         -----------        ---------         ------------
Income (loss) before extraordinary item                       489,218             (75,493)         (85,742)             327,983
Extraordinary item net of income tax effect                    48,715                   -                -               48,715
                                                         ------------         -----------        ---------         ------------
Net income (loss)                                        $    537,933         $   (75,493)       $ (85,742)        $    376,698
                                                         ============         ===========        =========         ============
Net income (loss) earning per share:
Basic                                                    $       0.08         $         -        $       -         $       0.04
                                                         ============         ===========        =========         ============
Diluted                                                  $       0.07         $         -        $       -         $       0.04
                                                         ============         ===========        =========         ============

Weighted-average number of common
shares outstanding

Basic                                                       7,116,871                            1,270,000            8,386,871
                                                         ============                            =========         ============

Diluted                                                     7,193,357                            1,270,000            8,463,357
                                                         ============                            =========         ============



                           THE A CONSULTING TEAM INC.

  NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The accompanying pro forma unaudited consolidated condensed balance sheets and statements of operations as of December 31, 2001 and June 30, 2002, present the financial position and results of operations of The A Consulting Team, Inc. (the "Company") giving effect to the acquisition on July 19, 2002 of all of the common stock of International Object Technology, Inc. ("IOT").

On July 19, 2002, the Company, acquired all of the common stock of International Object Technology, Inc. for a combination of deferred cash consideration of $650,000, and 1,270,000 shares of TACT unregistered common stock valued at $635,000.

The pro forma unaudited consolidated condensed financial statements reflect the deferred cash payments of $650,000 net of discount of $40,934 and issuance of 1,270,000 shares of unregistered common stock valued at $635,000. Per the Stock Purchase Agreement, the terms of payment are as follows; $140,000 is payable 45 days after closing and $510,000 of deferred cash payments are payable through January 2, 2005.In addition, 1,270,000 shares of the Company's common stock were issued on the Closing Date, and $270,000 was allocated to acquisition costs

The adjustments below were prepared based on estimates or approximations. It is possible that the actual amounts recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying pro forma unaudited consolidated condensed financial statements. It is therefore possible that the entries below will not be the amounts actually recorded at the closing date.

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED

CONDENSED FINANCIAL STATEMENTS



BALANCE SHEET AT DECEMBER 31, 2001 AND JUNE 30, 2002:



(a) To record the acquisition of all the issued and outstanding common stock of IOT for a purchase price of $1,244,066 plus acquisition costs of $270,000.

        Purchase price, paid in deferred cash payments               $ 650,000
        Net present value discount on deferred cash payments           (40,934)
        Purchase price paid in Company common stock                    635,000
        Acquisition costs (cash)                                       270,000
                                                                   ------------
        Total purchase price                                       $ 1,514,066
                                                                   ============

        Financed by:
        Cash - acquisition costs                                     $ 270,000
        Short-term note payable                                        140,000
        Long-term note payable                                         510,000
        Net present value discount on deferred cash payments           (40,934)
        Common stock (1,270,000 shares at .50 per share)               635,000
                                                                   ------------
        Total purchase price                                       $ 1,514,066
                                                                   ============


(b) To allocate excess purchase price to goodwill and other intangibles which will be amortized over a three year period

             Goodwill                                                 $979,192
             Identifiable intangibles - Employee agreements           $312,000

(c) To eliminate equity and retained earnings of IOT

(d) To eliminate federal deferred tax liability due to assumed use of TACT federal NOL by IOT

             Federal deferred tax liability                           $122,000

(e) To record cash payment for shareholder loan upon closing

             Shareholder Loan          $120,000
                         Cash          $120,000

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 AND THE SIX MONTHS ENDED JUNE 30, 2002:


                                                                      Year Ended      Six Months Ended
                                                                     December 31,        June 30,
                                                                         2001              2002
                                                                     ------------     ----------------
(aa )     To record additional salaries per new employee              $  (69,680)        $  8,000
          agreements

(bb )     To record amortization of purchase price allocated          $  104,000         $ 52,000
          to employee agreements

(cc )     To record discounts on deferred cash payments               $  (17,487)        $ (8,742)

(dd )     To record tax provision on IOT as if it were a
          "C" Corporation as the beginning of the respective
          periods                                                     $ (157,000)        $      -

(ee )     To eliminate federal tax of IOT due to assumed
          use of TACT NOL by IOT                                      $  (32,000)        $ 17,000

